Exhibit 10.54

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

PATENT LICENSE AND RELEASE AGREEMENT

This PATENT LICENSE AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of July 3, 2012 (the “Effective Date”) by and between Broadcom Corporation, a corporation duly organized and existing under the laws of California, having its principal place of business at 5300 California Avenue, Irvine, California 92617 (“Broadcom”), and Emulex Corporation, a corporation duly organized and existing under the laws of Delaware, having its principal place of business at 3333 Susan Street, Costa Mesa, California 92626 (“Emulex”). Broadcom and Emulex may hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, in connection with the patent infringement suit identified as Broadcom Corporation v. Emulex Corporation, Civil Action No. 8:09-cv-01058 (C.D. Cal.) (the “Litigation”), brought by Broadcom against Emulex: (i) there was a jury verdict awarding damages to Broadcom for certain claims related to past activity; (ii) the District Court for the Central District of California granted judgment as a matter of law on certain claims, granted a permanent injunction with respect to certain products pursuant to the Court’s order issued on April 3, 2012 (the “Injunction”) and left certain claims to be considered in a retrial; and (iii) Emulex has filed a notice of appeal regarding the Court’s decisions in the Litigation; and

WHEREAS, the Parties wish to enter into this Agreement providing for, among other things: (i) payment to Broadcom of a release and license fee; (ii) a grant by Broadcom of a limited license to Emulex under certain Broadcom patents that would authorize Emulex to make, have made, use, export, import, sell and/or offer for sale only certain Emulex products; (iii) releases by each Party of the other Party from certain claims; (iv) dismissal by Broadcom of certain claims in the Litigation; and (v) the filing of a request to modify the Injunction.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.	DEFINITIONS

1.1 “’150 Patent Family” means: (i) U.S. Patent No. 7,058,150; (ii) continuations, continuations-in-parts, divisionals, reissues, reexaminations, and foreign counterparts of the patent set forth in (i); and (iii) any U.S. or foreign patents or patent applications claiming priority from any of the patents or patent applications set forth in (i) or (ii) or from which any of the patents or patent applications set forth in (i) or (ii) claim priority.

1.2 “’194 Patent Family” means: (i) U.S. Patent Nos. 6,424,194; 7,038,516; 7,215,169; 7,486,124; 7,724,057; (ii) continuations, continuations-in-parts, divisionals, reissues, reexaminations, and foreign counterparts of the patents set forth in (i); and (iii) any U.S. or foreign patents or patent applications claiming priority from any of the patents or patent applications set forth in (i) or (ii) or from which any of the patents or patent applications set forth in (i) or (ii) claim priority.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

1.3 “’691 Patent Family” means: (i) U.S. Patent Nos. 7,471,691 and 7,450,500; (ii) continuations, continuations-in-parts, divisionals, reissues, reexaminations, and foreign counterparts of the patents set forth in (i); and (iii) any U.S. or foreign patents or patent applications claiming priority from any of the patents or patent applications set forth in (i) or (ii) or from which any of the patents or patent applications set forth in (i) or (ii) claim priority.

1.4 “Affiliate” as to an entity, means another entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

1.5 “Broadcom Subsidiary” means any entity Controlled by Broadcom, but only during the period such entity is Controlled by Broadcom.

1.6 “Change of Control” means, as to a subject party, a transaction or a series of transactions in which (a) a third party (or a group of related third parties) who did not previously Control the subject party obtains Control of such party, or (b) the subject party merges with or transfers substantially all of its assets to a third party where the shareholders of the subject party, immediately before the transaction or series of related transactions, own less than a fifty percent (50%) interest in the acquiring or surviving entity immediately after the transaction or series of related transactions.

1.7 “Control” (including “Controlled” and other forms) of an entity means (a) beneficial ownership (whether directly or indirectly through entities or other means) of more than fifty percent (50%) of the outstanding voting shares or securities of that entity, or (b) in the case of an entity that has no outstanding voting shares or securities, having the power (whether directly or indirectly through entities or other means) presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions.

1.8 “[**] Products” means an Emulex Product that in actual use and operation is a [**] running the operating system for such server) communicating with Emulex Product uses (and if [**]. For the avoidance of doubt, any product (including any Emulex Product) used in a system ([**]) is excluded from this definition, provided that in the case of a chassis that includes [**] are included in this definition and neither [**] that are in actual use and operation as [**] are included in this definition.

1.9 “Eligible Product” means [**].

1.10 “Emulex Product” means (i) the Emulex XE201 product (“Lancer”); (ii) [**]or (iii) any Emulex product that is capable of [**], in each case of (i) through (iii), including associated firmware and drivers for each such product (consistent with the above functional descriptions of such product), [**]. For the avoidance of doubt: (a) any product that implements FCoE but not Fibre Channel is excluded from this definition; and (b) [**], shall not itself (or cumulatively) disqualify a product from meeting the definition of an “Emulex Product.”

1.11 “[**] Product” means an Emulex Product that is [**]. For the avoidance of doubt, any Emulex Product that is [**].

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

1.12 “[**]” means a [**] including associated firmware and drivers for such device (consistent with the above functional description of such device),[**]. For the avoidance of doubt: (a) any device that is [**] is excluded from this definition; and (b) [**], shall not itself (or cumulatively) disqualify a device from meeting the definition of a “[**].”

1.13 “FCoE” means the Fibre Channel over Ethernet communications protocol.

1.14 “Fibre Channel Product” means any Emulex Product that in actual use and operation implements the Fibre Channel communications protocol (including without limitation the Fibre Channel physical layers) and that is [**]. For the avoidance of doubt, any Emulex Product that is [**] is not a Fibre Channel Product. For avoidance of doubt, a [**] product [**] is not excluded from this definition merely because [**].

1.15 “Fiscal Quarter” means each Emulex fiscal quarter after the Effective Date during the Term, in accordance with Emulex’s publicly reported fiscal year calendar.

1.16 “Fiscal Year” means each Emulex fiscal year after the Effective Date during the Term, in accordance with Emulex’s publicly reported fiscal year calendar, provided that the first Fiscal Year of the Term shall be deemed to commence on the Effective Date and end on June 30, 2013, and the last (10th) Fiscal Year of the Term shall be deemed to commence on June 28, 2021 and end on the tenth (10th) anniversary of the Effective Date, subject to Section 7.14.

1.17 “Lancer” means the Emulex Product described in Section 1.10(i).

1.18 “[**] Follow-On” means the Emulex Product described in Section 1.10(ii).

1.19 “Licensed [**]” means a [**] a product that [**]. Subject to the foregoing sentence, also [**] shall not itself disqualify the product from meeting the definition of “[**].”

1.20 “Licensed Patents” means, collectively, only the ’150 Patent Family, the ’194 Patent Family and the ’691 Patent Family.

1.21 “Licensed Products” means, collectively: (i) [**]; and (ii) Emulex Products, where such Emulex Products [**], (a) a [**] Product; (b) an Eligible Product; (c) [**]; or (d) a Licensed [**], provided that any unit of Emulex Product for which Emulex does not comply with all applicable requirements set forth in Section 2.4 shall not be a “Licensed Product.”

1.22 “Licensed Subsidiary” means any entity Controlled by Emulex, but only during the period such entity is Controlled by Emulex.

1.23 “[**]” means an Emulex Product that in [**]), which Emulex Product is [**]: (i) as a [**] product, (ii) as an [**] product, and (iii)[**].

1.24 “[**] Products” means the following Emulex products: [**].

1.25 “[**]” means[**].

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

1.26 “Related Product” means a product that [**].

1.27 “Related Product Acquisition” means, as to a subject party, a transaction or a series of related transactions in which the subject party acquires or mergers with, whether through acquisition of stock, acquisition of assets, merger (including reverse triangular merger) or otherwise, a third party that designs, manufactures, markets, sell or distributes Related Products, or acquires (including acquiring exclusive rights with respect to) any portion of the assets or business of a third party relating to Related Products or exclusive rights with respect thereto (including an acquisition of a product or product line that includes a Related Product).

1.28 “Release and License Fee” means the amount payable under Section 4.1 below.

1.29 “[**]” means an Emulex Product that [**].

1.30 “[**]” means an Emulex Product that [**]. For the avoidance of doubt, no product that meets the definition of a [**] shall be a “[**]”.

1.31 “Term” has the meaning set forth in Section 5.1.

2.	LICENSE

2.1 License Grant.

2.1.1 Subject to Broadcom’s timely receipt of the Release and License Fee, Broadcom hereby grants to Emulex and its Licensed Subsidiaries during the Term a limited, non-exclusive, non-transferable, irrevocable (except as set forth in Section 5), worldwide license, without the right to sublicense, under the Licensed Patents, solely to make, have made, use, sell, offer for sale, export and import Licensed Products, provided that with respect to [**], such license shall apply solely to [**] Emulex Products used in [**].

2.1.2 Broadcom acknowledges and agrees that the license granted in Section 2.1.1, subject to all of the limitations set forth in Section 2: (a) [**] with respect to Licensed Products that are licensed under Section 2.1.1; and (b) includes [**] with respect to the Licensed Products [**] that are licensed under Section 2.1.1 [**]. In no event may Broadcom or its Affiliates require [**], including by reason of [**] Licensed Products [**] that are licensed under Section 2.1.1 (subject to all of the limitations set forth in Section 2). To the extent a [**] is required to [**], Broadcom and its Affiliates agree [**]. To the extent [**] to the extent arising out of [**] Licensed Products [**] Emulex or its Licensed Subsidiaries that are licensed under Section 2.1.1 (subject to all of the limitations set forth in Section 2) (or would have been licensed under this Agreement if the license granted under Section 2.1 of this Agreement had been in existence at the time of the allegedly infringing activity) [**], Broadcom shall [**] Emulex [**].

2.1.3 A particular unit of Licensed Product sold by Emulex or its Licensed Subsidiaries that is licensed under Section 2.1.1 shall be licensed under all those claims of the Licensed Patents throughout the world that would be practiced by the making, having made, using, offering for sale, selling, exporting, or importing of such unit of Licensed Product, regardless of where such action occurs or the country where the Licensed Patents have issued, and such practice shall be deemed to exhaust all such claims with respect to such unit of Licensed Product.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

2.2 Restrictions and Clarifications. Emulex, on behalf of itself and its Affiliates, hereby acknowledges and agrees that: (i) nothing in this Agreement shall constitute, be construed or otherwise be interpreted as [**] by Broadcom with respect to [**]; (ii) except for the rights [**] expressly granted in Section 2.1, subject to all of the limitations set forth in Section 2 (“Licensed Rights”), and the release set forth in Section 3.1, Broadcom does not grant and Emulex does not obtain under this Agreement, and nothing in this Agreement shall constitute or be construed or otherwise interpreted as [**] or any [**] patent or other intellectual property right, by waiver, implication, estoppel, exhaustion or otherwise; (iii) the intent and bargained for exchange under this with respect to [**] is limited solely to [**] intellectual property rights; (iv) Emulex is not providing [**], and no provision of this Agreement is intended to provide (under any theory, whether waiver, implication, estoppel, exhaustion or otherwise), [**] with respect to any intellectual property right [**], or with respect to the [**] (such [**] intellectual property rights, collectively, “[**]”); (v) the using, making, having made, selling, offering for sale or importation of any product, service, process or technology, or portion thereof, may infringe [**]; (vi) the Injunction (other than as modified as contemplated by this Agreement) shall remain in full force and effect, and products, services, processes, technology or activities (including any product shipments in excess of those authorized herein) may violate the Injunction or otherwise violate Broadcom’s intellectual property rights; and (vii) except as expressly provided hereunder [**], none of the terms of this Agreement shall constitute, be construed as or be deemed to be, whether by implication, estoppel, acquiescence or otherwise, an authorization to sell, offer for sale and/or import [**]. Emulex acknowledges that, other than [**] (subject to the [**] set forth in Section 2.1.1) and [**], no Emulex product [**] is licensed hereunder.

2.3 No Foundry Rights. For the avoidance of doubt, the license set forth in Section 2.1 shall not apply to any products that Emulex or any Emulex Affiliate makes or has made as a foundry on behalf of a third party. The Licensed Products shall in no event include any products manufactured, produced or provided by Emulex or an Emulex Affiliate [**]. For the avoidance of doubt, [**], shall not itself (or cumulatively) disqualify a product from meeting the requirement of the foregoing sentence.

2.4 Eligible Product License Limitations. Units of Eligible Products will be licensed under Section 2.1.1 only to the extent that Emulex and its Licensed Subsidiaries comply with the following measures with respect to such units:

2.4.1 After the earlier of the six (6) month anniversary of the Effective Date or Emulex’s shipment after the Effective Date of [**] Eligible Products, all Eligible Products sold or distributed after such milestone shall be [**].

2.4.2 Within the first thirty (30) days of each calendar year hereunder, the head of Emulex’s legal department shall provide the head of the legal department of each customer of an Eligible Product a written notice identifying the part numbers for all Eligible Products that may be made available [**] and stating that all Eligible Products are “licensed only for [**].”

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

2.4.3 Emulex shall include with each shipment containing one or more units of Eligible Products a written notice stating that such Eligible Products are “licensed only for use as target controllers and not licensed for use as server controllers.”

2.4.4 The content of Emulex’s notices pursuant to Sections 2.4.3 and 2.4.4 do not limit the license granted in Section 2.1.1. Emulex makes no promise to comply with the measures set forth in this Section 2.4, but Emulex must comply with all such measures with respect to units of Eligible Products for such units to be licensed under Section 2.1.1.

2.5 Disclaimer. Nothing in this Agreement shall be construed as, and Broadcom does not make any, representation or warranty as to the validity, scope or enforceability of any of the Licensed Patents. Broadcom has no obligation to: (i) file or prosecute any patent application or maintain any patent in force; (ii) bring or prosecute any actions or suits against third parties for infringement of any of the Licensed Patents; or (iii) defend any suit or action brought by a third party relating to the Licensed Patents.

3.	RELEASE.

3.1 By Broadcom. Subject to Broadcom’s timely receipt of, and in partial consideration of the Release and License Fee, Broadcom, on behalf of itself and its Affiliates, hereby irrevocably releases Emulex and its Affiliates, and their respective officers, agents, servants, employees, and attorneys, and Emulex and its Affiliates’ distributors, customers, suppliers (only for components of Licensed Products supplied to Emulex or its Affiliates), and end users from any and all causes of action, actions, judgments, indebtedness, damages, losses, claims, demands, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, for infringement (whether direct, contributory, inducement of infringement, or otherwise) of any Licensed Patents that arose prior to the Effective Date, solely if and to the extent: (a) such infringing activity would have been licensed under this Agreement if the license granted under Section 2.1 of this Agreement had been in existence at the time of the infringing activity (i.e., solely with respect to the Licensed Products and subject to all of the restrictions set forth in Section 2 hereof) or (b) the alleged infringement arises from the making, use, sale, offer for sale, import, or export of the [**] Products. The foregoing release is limited to the Licensed Patents. The foregoing release does not extend to any Emulex Product capable of processing Ethernet communications that is used as a server-based device that sends requests to storage devices or other servers, [**]. For the avoidance of doubt, the foregoing release of Emulex suppliers does not apply to, and Broadcom is not restricted from taking any action regarding, any such supplier making, having made, selling, offering for sale, using or importing any product that is not incorporated within a Licensed Product.

3.2 By Emulex. Emulex, on behalf of itself and its Affiliates, hereby irrevocably releases Broadcom and its Affiliates, their respective officers, agents, servants, employees, and attorneys, and Broadcom’s and its Affiliates’ distributors, customers and end users from any and all causes of action, actions, judgments, indebtedness, damages, losses, claims, demands, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, which they have, had or claim to have as of the Effective Date that arise out of or relate to the proceedings listed in Exhibit A hereto, other than any Emulex claims of alleged

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

noninfringement, alleged unenforceability or alleged invalidity of any patent. The foregoing release with respect to Broadcom’s and its Affiliates’ distributors, customers and end users shall apply only to the extent the liability of such distributors, customers and users arises from facts alleged in any such proceeding.

3.3 Dismissal; Modification of Injunction. Within five (5) business days of the Effective Date (provided that Broadcom has timely received the Release and License Fee), the Parties shall jointly submit to the relevant court a partial dismissal and request to modify the Injunction in the form attached hereto as Exhibit B, including dismissing with prejudice the Litigation with respect to, and vacating the Injunction with respect to, SOC 442 for the U.S. Patent No. 7,058,150, and SOC 320, SOC 422, SOC 442, and Sequoia for U.S. Patent No. 7,471,691.

3.4 Waiver. Each Party and its Affiliates expressly, knowingly and intentionally waive for themselves and their legal successors and assigns, the benefits and rights of Section 1542 of the California Civil Code, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Party acknowledges that it has received independent legal advice from its attorneys with respect to waiving the provisions of California Civil Code § 1542 and acknowledges that this waiver is a material inducement to and consideration for the other Party’s execution of the Agreement. Each Party likewise waives the benefits of any statute, rule, doctrine or common law principle of any jurisdiction of similar effect to California Civil Code § 1542.

4.	CONSIDERATION; AUDIT

4.1 Release and License Fee. Within five (5) business days of the Effective Date, Emulex will cause an entity Controlled by Emulex that is incorporated in the United States and/or Emulex International Limited, a corporation incorporated in the Isle of Man (an entity Controlled by Emulex) (such two Emulex-Controlled entities collectively, the “Payor”) to pay Broadcom a non-refundable and non-cancelable Release and License Fee of Fifty-Eight Million U.S. Dollars. The Payor shall make such payment of the Release and License Fee via electronic transfer to the following account:

Bank Name:	[**]

SWIFT Code:	[**]
ABA#:	[**]
Account Name:	[**]
Account Number:	[**]

4.2 Injunction Royalties. Broadcom agrees that timely payment of the Release and License Fee satisfies any obligation that Emulex or any of its Subsidiaries has under the

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Injunction or by virtue of the Litigation to pay royalties or damages to Broadcom for infringing the Licensed Patents by making, using, selling, offering for sale, or importing: (i) any Licensed Products licensed under Section 2.1.1 during the Term; (ii) products prior to the Effective Date that would have been Licensed Products licensed under Section 2.1.1 had they been made, used, sold, offered or sale or imported during the Term; or (iii) any [**] prior to the Effective Date.

4.3 Taxes. Emulex shall be responsible for payment of all sales, use, property, value-added, withholding, or other federal, state or local taxes arising out of or relating to this Agreement, except for taxes based solely on Broadcom’s net income. If Broadcom is required to pay any taxes arising out of or relating to this Agreement (other than taxes based solely on Broadcom’s net income), then such taxes shall be billed to and paid by Emulex. All payments by Payor to Broadcom pursuant to this Agreement shall be made without any withholding or deduction of any withholding tax or other tax or mandatory payment to government agencies. If Payor is legally required to make any such withholding or deduction from any payment due to Broadcom under this Agreement, the sum payable by Payor upon which such withholding or deduction is based shall be increased to the extent necessary to ensure that, after such withholding or deduction, Broadcom receives and retains, free from liability for such withholding or deduction, a net amount equal to the amount Broadcom would have received and retained in the absence of such required withholding or deduction. Should Broadcom be able to successfully claim a foreign tax credit based on any such withholding or deduction made by Payor, Broadcom will promptly pay to Payor the amount of such foreign tax credit.

4.4 No Admission. Emulex, on behalf of itself and its Affiliates, acknowledges and agrees that Broadcom’s entry into this Agreement is due to unique circumstances relating to the Licensed Products, and that nothing herein should be interpreted to the effect that the Release and License Fee payable hereunder would have any relevance whatsoever in any determination of what royalties or other consideration may be adequate or appropriate with respect to any license or covenant relating to any of the Licensed Patents or any other transaction, patent or set of patents, or product or set of products. This Agreement is entered into without any admission or acquiescence on the part of any Party as to the merit of any claim, liability, order, award, judgment, damages, or injunction related to any patent rights or the Litigation (“Admission”). Neither the fact of a Party’s entry into or performance of this Agreement nor any term or terms hereof shall constitute, or be used as evidence of, an Admission by either Party at any time or for any purpose.

4.5 Reports. Emulex will provide to Broadcom reports as set forth in this Section 4.5 (“Reports”). Emulex agrees that all Reports shall be complete and accurate and shall include with each Report a certification that such Report is complete and accurate executed by an executive (Vice President or above) within a relevant Emulex department, including without limitation the following departments: finance, corporate development, and legal.

4.5.1 Emulex will provide Broadcom the following Reports on a quarterly (based on Fiscal Year) basis during the first five (5) Fiscal Years of the Term and at the end of each Fiscal Year during the Term thereafter, with each Report stating the total number of each of the following products shipped during such quarter or Fiscal Year (as applicable): (i) Emulex Products described under Sections 1.10(i)-(ii) (i.e., Lancer [**]); (ii) Eligible Products; and (iii)

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Licensed Products described under 1.21(ii)(d) (i.e., [**]). Broadcom may only disclose the Reports described in this Section 4.5.1: (a) to its outside attorneys and to up to two designated litigation attorneys employed by Broadcom (and these are the only Broadcom employees who Broadcom may give access to the Reports), and in no case (whether due to replacement, promotion or otherwise) to any Broadcom employee who has executive management authority or is involved in competitive decision-making; or (b) as may be required by applicable law, regulation, or governmental authority; or (c) under seal to a court of competent jurisdiction with prior notice to Emulex sufficient to allow Emulex an opportunity to object or seek to limit such disclosure. As of the Effective Date, one of the designated Broadcom litigation attorneys referenced in the foregoing (a) shall be [**]. Emulex shall provide the Reports above regardless of whether the corresponding products practice the Licensed Patents for the first five (5) Fiscal Years; after the first five Fiscal Years, the obligations of this Section 4.5.1 shall not apply to products that do not practice any claim of any Licensed Patent.

4.5.2 In addition, following any Related Product Acquisition, Emulex will promptly provide Broadcom a Report stating: (a) the Acquired Revenue (as defined in Section 7.4) applicable to such Related Product Acquisition, and (b) the gross revenue of Emulex for each of the [**] immediately preceding quarters (based on Fiscal Years) prior to such Related Product Acquisition. Broadcom shall maintain the confidentiality of the Reports described in this Section 4.5.2, except to the extent any information in any such Report becomes publicly available information through no fault of Broadcom, provided that Broadcom may disclose such Reports: (a) as may be required by applicable law, regulation, or governmental authority; or (b) under seal to a court of competent jurisdiction with prior notice to Emulex sufficient to allow Emulex an opportunity to object or seek to limit such disclosure.

4.6 Record Keeping. With respect to the Licensed Products identified in Sections 1.21(ii)(a), 1.21(ii)(b) and 1.21(ii)(d) that are also Emulex Products described in Section 1.10(i)-(ii) (i.e., Lancer and [**]), Emulex will assign a set of part numbers to such Licensed Products that clearly identifies and distinguishes between each such Licensed Product and also distinguishes such Licensed Products from any other Emulex products, including without limitation any [**]. Emulex will also correlate such part numbers in its record keeping with the Licensed Product categories described in Sections 1.21(ii)(a), 1.21(ii)(b), and 1.21(ii)(d).

4.7 Audit. During the Term and for a period of three (3) years thereafter (the “Audit Period”), Emulex and its Affiliates shall keep full, complete, clear and accurate accounting, sales and other books and records pertaining to the subject matter of the Reports (“Records”). During the Audit Period, during normal business hours, Broadcom shall have the right (at its own expense) to have a nationally recognized accounting firm, working in conjunction with an independent third party technical advisor agreeable to Emulex, such agreement not to be unreasonably withheld (collectively, the “Auditor”) inspect and audit, and Emulex shall provide access to the Auditor, the Records for the purpose of verifying Emulex’s compliance with the terms and conditions of Section 4.5, including without limitation verification of the completeness and accuracy of Reports relating to sales of Licensed [**] (such inspection and audit, the “Audit”). Audits may be conducted no more than [**] per Fiscal Year, provided that if an Audit reveals a material inaccuracy with respect to any calendar quarter, Audits may thereafter be

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

conducted [**] per Fiscal Year during the next [**] Fiscal Years. Audits shall be limited to [**] Each Audit shall in no case cover more than [**] prior years. The Auditor shall enter into a confidentiality agreement with Emulex in a form based on the form of confidentiality agreement set forth in Exhibit C hereto, subject to any modifications reasonably agreed upon between the Auditor and Emulex. The Auditor may inform Broadcom of the accuracy or inaccuracy of the Reports (and reasonable detail as to any inaccuracy). Broadcom shall not, and shall require the Auditor not to, disclose the results of the Audit to any third party other than (a) to Broadcom’s attorneys, auditors and accountants on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, (b) as may be required by applicable law, regulation, or governmental authority, or (c) under seal to a court of competent jurisdiction with prior notice to Emulex sufficient to allow Emulex an opportunity to object or seek to limit such disclosure. Emulex shall reasonably cooperate with the Audit; provided, however, that any such inspection and audit will be conducted with at least fourteen (14) calendar days prior notice. Emulex agrees that Broadcom shall be entitled to specific performance to enforce this Section 4.7.

5.	TERM; TERMINATION

5.1 Term. This Agreement shall commence on the Effective Date and continue for a period of ten (10) years following the Effective Date (the “Term”), unless earlier terminated.

5.2 Termination. In the event of that Emulex breaches its obligation under Section 4.1 to pay the Release and License Fee and does not cure such breach within thirty (30) days after written notice thereof by Broadcom describing such breach, then Broadcom may terminate this Agreement upon written notice to Emulex.

5.3 Defensive Termination.

5.3.1 Automatic Termination. If at any time Emulex or a Licensed Subsidiary (or, solely with respect to any Emulex-Related Patent as defined in Section 5.3.2, an Emulex Acquiror or any Affiliate of an Emulex Acquiror) makes a First Patent Assertion against Broadcom or a Broadcom Subsidiary or any Broadcom or Broadcom Subsidiary product, service, process or technology during the Term and does not retract, dismiss or otherwise cure the making of such First Patent Assertion within thirty (30) days of notice from Broadcom, then this Agreement shall terminate automatically without any requirement of notice to Emulex or further action by Broadcom.

As used in this Section 5.3:

(a) “First Patent Assertion” means bringing, commencing, filing or otherwise instituting any infringement claim or petition for declaratory judgment alleging infringement or non-infringement, invalidity, or unenforceability of any patent before any legal, judicial, arbitral, administrative, executive or other body or tribunal, anywhere in the world, that has or claims to have authority to adjudicate such claim, including without limitation any court or arbitral body or the U.S. International Trade Commission. Notwithstanding the foregoing, a “First Patent Assertion” shall not include: (i) any claim brought by Emulex or a Licensed Subsidiary in response to (x) an earlier claim of patent infringement under any patent, other than the

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Continuing Proceedings, or (y) an earlier petition for declaratory judgment alleging infringement or non-infringement, invalidity, or unenforceability of any patent of Emulex or any Licensed Subsidiary, in each case instituted by Broadcom or a Broadcom Subsidiary after the Effective Date against Emulex or a Licensed Subsidiary; (ii) any claim that was brought, commenced, filed or otherwise instituted [**] that was [**] Emulex’s or an Emulex Affiliate’s [**] and that is [**] by Emulex or an Emulex Affiliate (provided that [**] that does not qualify as an [**] shall be eligible to be a “First Patent Assertion” if it otherwise meets the criteria set forth in this paragraph); (iii) a counterclaim by Emulex or a Licensed Subsidiary of invalidity, unenforceability or non-infringement of a patent in any proceeding in which Broadcom previously asserted that Emulex or a Licensed Subsidiary, or any Emulex or Licensed Subsidiary product, service, process or technology, infringes such patent; or (iv) if Broadcom undergoes a Change of Control, and as a result of such Change of Control, another entity directly or indirectly Controls Broadcom (the “Broadcom Parent”), any claim [**]. For the avoidance of doubt, any assertion of a [**] (unless [**] Emulex’s or an Emulex Affiliate’s [**]) shall not be considered a “First Patent Assertion”.

(b) “Continuing Proceedings” means (i) claims by Broadcom or a Broadcom Subsidiary under the ’150 Patent Family and/or the ’194 Patent Family against any products of Emulex or any Licensed Subsidiary accused of infringement in the currently pending proceedings between the Parties as of the Effective Date or any products not colorably different therefrom, (ii) contempt motions or actions regarding violation of injunctions issued or that may issue in the currently pending proceedings between the Parties as of the Effective Date (such actions currently identified as Broadcom Corporation v. Emulex Corporation, Case No. SACV 09-1058 JVS (C.D. Cal.) and Broadcom Corporation v. Emulex Corporation, Case No. SACV 10-03963 JVS (C.D. Cal.)), and (iii) Broadcom pursuing a retrial against Emulex regarding infringement of the ’194 Patent Family in such currently pending proceedings.

(c) “[**]” means any patent [**] in such patent by Emulex or a Licensed Subsidiary, provided that such patent shall be considered a [**] and provided further that a patent shall not be considered a [**].

(d) “[**]” means an entity that is primarily in the business of designing, manufacturing, selling or distributing products that [**]. For the avoidance of doubt, a [**] shall not constitute an “[**].”

(e) “Acquisition” means, as to a subject party, a transaction or a series of related transactions in which the subject party acquires an entity, whether through the acquisition of stock, acquisition of assets, merger (including reverse triangular merger) or otherwise.

5.3.2 Change of Control. If Emulex undergoes a Change of Control, and as a result of such Change of Control, another entity directly or indirectly Controls Emulex (the “Emulex Acquiror”), then: (1) if Emulex of any Licensed Subsidiary assigns or otherwise transfers to such Emulex Acquiror or any Affiliate of such Emulex Acquiror any patent or patent application (including any assignment by operation of law, merger or otherwise); or (2) if such Emulex Acquiror or any Affiliate of such Emulex Acquiror files or otherwise obtains ownership of a patent application that claims priority from any patent or patent application that was owned by

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Emulex or an Emulex Affiliate prior to such Change of Control, then Emulex agrees that, and Emulex or the Licensed Subsidiary shall obtain such Emulex Acquiror’s written agreement that, a First Patent Assertion under such patent or a patent issuing on such patent application, or continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign counterparts thereof (such patents, “Emulex-Related Patents”) will remain subject to Section 5.3.1, and that Broadcom is a direct and intended third party beneficiary of such agreement. In no case shall Section 5.3.1 apply to any patent that: (x) was owned prior to such Change of Control by the Emulex Acquiror or any entity that was an Affiliate of the Emulex Acquiror prior to such Change of Control (unless such patent was acquired from Emulex or an entity that was an Emulex Affiliate prior to or in connection with such Change of Control); (y) issues after such Change of Control on a patent application that was filed prior to such Change of Control by or on behalf of the Emulex Acquiror or any entity that was an Affiliate of the Emulex Acquiror prior to such Change of Control; or (z) after such Change of Control, issues on a patent application filed after such Change of Control by or on behalf of the Emulex Acquiror or Affiliate thereof that does not claim priority from a patent application that was filed by or on behalf of Emulex or an Emulex Affiliate prior to such Change of Control.

5.4 Effect of Termination. All rights and licenses granted hereunder (including, without limitation and notwithstanding anything else, Section 2.1 and the rights and licenses granted therein), as well as all obligations of the parties hereunder, shall terminate as of the expiration or termination of this Agreement, provided that the provisions of Sections 1, 2.2, 2.3, 2.4, 3, 4.4, 4.7, 5.4, 6 and 7 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

6.	CONFIDENTIALITY

Except as set forth in Section 7.1, each Party agrees that the terms of this Agreement shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other Party hereto except (a) to such Party’s attorneys, auditors and accountants on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, (b) as may be required by applicable law, regulation, or order of a court or governmental authority of competent jurisdiction, (c) each Party may disclose this Agreement, in confidence, to such Party’s actual or potential sources of equity or debt financing and potential acquirers of one or more businesses of the Party, and (d) each Party may disclose, in confidence, to such Party’s customers and potential customers and beneficiaries of Section 3.1 and 3.2 information regarding the scope of the license and release granted herein. With respect to the foregoing subsection (b), the Party required to make the disclosure shall, to the extent legally permissible, provide the other Party with prior written notice, and shall use reasonable efforts to limit the disclosure of the terms and conditions of this Agreement and obtain a protective order or other confidential treatment of this Agreement. If not legally permissible to provide prior written notice, the Party required to make the disclosure shall provide written notice as soon as legally permissible to do so. Any intentional failure by Emulex to fully comply with its obligations under this Section 6 shall be deemed a material breach of this Agreement.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

7.	MISCELLANEOUS

7.1 Joint Press Release. The Parties shall issue a joint press release regarding this Agreement in the form set forth in Exhibit D promptly after the close of trading of the New York Stock Exchange (i.e., promptly after 4:00 pm EST) on July 5, 2012.

7.2 Authority. Each Party represents and warrants that it has the power and authority to make, execute, deliver and perform under this Agreement.

7.3 Assignment. Neither Party shall have the right to assign or transfer this Agreement without the other Party’s prior written consent. Subject to the foregoing, this Agreement, and the releases contained herein, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

7.4 Mergers and Acquisitions. In the event: (i) of a Change of Control of Emulex, other than a Financial Change of Control (as defined below); or (ii) that Emulex or any Emulex Affiliate enters into a Related Product Acquisition where the third party business that is acquired or merged with (or whose assets or business is acquired) in such Related Product Acquisition had total gross revenue during the last [**] full calendar quarters immediately preceding the closing date of such Related Product Acquisition (the “Acquired Revenue”) that is more than [**] of the applicable Emulex Revenue (either of the foregoing (i) or (ii), a “Transaction”), then the licenses and other rights granted to Emulex under this Agreement: (a) will automatically become limited, as of the closing date of the Transaction, to the then-existing Licensed Products that have been made generally commercially available by Emulex prior to the date of entry into such Transaction and the Licensed Products [**] (the “Existing and Roadmap Products”); and (b) will not in any event cover any products or services of (x) any other party to the Transaction; or (y) Emulex other than the Existing and Roadmap Products. Emulex will promptly notify Broadcom following completion of a Related Product Acquisition by Emulex or any Emulex Affiliate, with such written notice including a Report as specified in Section 4.5. As used in this Section 7.4, “Emulex Revenue” means, with respect to a Related Product Acquisition, the total gross revenues of Emulex in the last [**] full quarters (based on Fiscal Years) immediately preceding such Related Product Acquisition. As used in this Section 7.4, a “Financial Change of Control” means a Change of Control of Emulex in which the entity that obtains Control of Emulex is a private equity firm, financial investment entity or other similar financial institution or financial creditor (such an entity, meeting all of the criteria set forth in this sentence, a “Financial Acquiror”) that is not: (1) itself in the business of designing, manufacturing, selling or distributing any goods, or (2) an Affiliate of an entity that is in the business of designing, manufacturing, selling or distributing any goods, other than a separate entity that is Controlled by such Financial Acquiror that is operated entirely separately from Emulex after such transaction. For the avoidance of doubt, after any Financial Change of Control, any subsequent merger or other business combination of Emulex with, or acquisition by, any other entity that is not a Financial Acquiror (including any Affiliate of the applicable Financial Acquiror that does not itself qualify as a Financial Acquiror), or any other subsequent transaction that would have constituted a Change of Control in the absence of such Financial Change of Control other than another Financial Change of Control, shall itself constitute a Change of Control. As an example, if a Financial Acquiror Controls another entity that is in the business of designing, manufacturing, selling or distributing goods, and after a Financial Change of Control of Emulex,

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

such other entity subsequently acquires or merges with Emulex, then such subsequent acquisition or merger shall be deemed a Change of Control for purposes of this Section 7.4 even if the Financial Acquiror maintains Control of the acquiring or surviving entity. As another example, if a Financial Acquiror Controls another entity that also qualifies as a Financial Acquiror (a “Financial Sub”), and after a Financial Change of Control of Emulex, such Financial Sub subsequently acquires or merges with Emulex, then such subsequent acquisition or merger shall be deemed a Financial Change of Control (rather than a Change of Control) for purposes of this Section 7.4

7.5 Costs and Expenses. Each of the Parties shall bear its own costs, expenses and attorneys fees incurred with regard to the negotiation, drafting, and consummation of this Agreement.

7.6 Governing Law/Forum. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California without regard to or application of choice of law rules or principles. Should any future action be brought regarding this Agreement or any provision contained herein, such action shall be brought in a state or federal court of competent jurisdiction in the Central District of California. The Parties also hereby stipulate that any judgment arising out of this Agreement and issued by a court of competent jurisdiction in the State of California shall be given full faith and credit in all jurisdictions.

7.7 Equitable Relief. Without limitation of any other legal or equitable remedies available to the Parties, each Party agrees that, due to the unique and valuable nature of the subject matter of this Agreement, there may be no adequate remedy at law for a Party if the other Party breaches this Agreement and that any such breach may result in irreparable harm to the non-breaching Party for which monetary damages would be inadequate to compensate the non-breaching Party. Accordingly, each Party agrees that the non-breaching Party shall be entitled to specific performance to enforce the terms and conditions of this Agreement and to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of the other Party under the terms and conditions of this Agreement, without the necessity of posting any bond or security.

7.8 Attorneys Fees. The prevailing Party in any proceeding brought to enforce the provisions of this Agreement is entitled to recover its costs and expenses (including reasonable attorney fees) incurred in connection with such proceeding and as may be incurred in connection with collecting any money judgment or award or otherwise enforcing each order, judgment, or decree entered in the proceeding.

7.9 Notices. Notices under this agreement shall be sent to a Party via overnight delivery with proof of delivery to the respective address first set forth above. Notices to Emulex shall be directed to the attention of “Senior Vice President, General Counsel.” Notices to Broadcom shall be directed to the attention of “Executive Vice President, General Counsel and Secretary.”

7.10 Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

7.11 No Third Party Beneficiaries. The contractual rights in this Agreement are solely for the benefit of Emulex and Broadcom, their respective Affiliates, the persons released under Sections 3.1 and 3.2 and any of their permitted successors and assigns, and shall not confer any rights or remedies upon any other person or entity, as a third party beneficiary or otherwise.

7.12 Independent Contractors. This Agreement shall not be construed as creating a partnership, joint venture, franchise, agency or other such relationship. The Parties agree that this Agreement represents a non-exclusive relationship and does not limit the ability of either Party to participate in other similar relationships with other third parties.

7.13 Bankruptcy. All licenses and releases granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights of “intellectual property” and rights to “intellectual property” under agreements supplementary thereto as “intellectual property” is defined under Section 101 of the Bankruptcy Code. Broadcom and Emulex agree that this agreement is of the type described in 11 U.S.C. § 365(c)(1), provided that any limitation imposed by 11 U.S.C. § 365(c)(1) shall only apply in respect of assignments that are prohibited by the terms of this Agreement, and shall not apply to any assumption so long as, in connection with any such assumption, the Change of Control provisions in Section 7.4 of this Agreement are enforced in accordance with the terms hereof.

7.14 Fiscal Years and Quarters. Should Emulex change its fiscal year or fiscal quarters such that they are different than Fiscal Years and Fiscal Quarters as defined in this Agreement, Emulex may give notice to Broadcom of such fact and the Parties shall reasonably cooperate to transition this Agreement and the performance of it to Emulex’s new fiscal year and fiscal quarters.

7.15 Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic PDF signature. Each of said counterparts, when so executed and delivered, shall be deemed an original and, taken together, shall constitute one and the same instrument.

7.16 Captions. The captions to the paragraphs or subparagraphs of this Agreement and the title of the Agreement itself are solely for the convenience of the Parties, are not a part of this Agreement, and shall not be used for the interpretation of, or determination of the validity of, this Agreement or any provision hereof.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

EMULEX CORPORATION

By:

Name:

Title:

BROADCOM CORPORATION

By:

Name:

Title:

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Emulex Corp. v. Broadcom Corp., Case No. 09-CV-1310 (C.D. Cal.)

Emulex Corp. v. Broadcom Corp., Case No. 09-588 (C.D. Cal.)

Emulex Corp. v. Broadcom Corp., Case No. 00123829 (O.C. Superior Court)

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT B

DISMISSAL & INJUNCTION MODIFICATION

WILLIAM F. LEE

(admitted pro hac vice)

(william.lee@wilmerhale.com)

DOMINIC E. MASSA

(admitted pro hac vice)

(dominic.massa@wilmerhale.com)

JOSEPH J. MUELLER

(admitted pro hac vice)

(joseph.mueller@wilmerhale.com)

LOUIS W. TOMPROS

(admitted pro hac vice)

(louis.tompros@wilmerhale.com)

WILMER CUTLER PICKERING

HALE AND DORR LLP

60 State Street

Boston, MA 02109

Telephone: (617) 526-6000

Facsimile: (617) 526-5000

Attorneys for Plaintiff and

Counterclaim Defendant

BROADCOM CORPORATION

JUANITA R. BROOKS (SBN 75934)

(brooks@fr.com)

FISH & RICHARDSON P.C.

12390 El Camino Real

San Diego, CA 92130

Telephone: (858) 678-5070

Facsimile: (858) 678-5099

DAVID M. BARKAN (SBN 160825)

(barkan@fr.com)

FISH & RICHARDSON P.C.

505 Arguello Street, Suite 500

Redwood City, CA 94063-1526

Telephone: (650) 839-5070

Facsimile: (650) 839-5071

Attorneys for Defendant and

Counterclaim Plaintiff

EMULEX CORPORATION

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA, SOUTHERN DIVISION

BROADCOM CORPORATION, Plaintiff, v. EMULEX CORPORATION, Defendant.	CASE No. SACV09-1058 JVS (ANx) consolidated SACV10-03963-JVS (ANx) JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE Hon. James V. Selna

And Related Counterclaims

JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

Pursuant to Local Rule 7-1, Plaintiff and Counter-Defendant Broadcom Corporation (“Broadcom”) and Defendant and Counter-Claimant Emulex Corporation (“Emulex”) hereby stipulate as follows:

1. WHEREAS Broadcom alleges that Emulex infringes U.S. Patent No. 7,471,691 (the “’691 Patent”); U.S. Patent No. 7,450,500 (the “’500 Patent”); U.S. Patent No. 6,424,194 (the “’194 Patent”); U.S. Patent No. 7,486,124 (the “’124 Patent”); U.S. Patent No. 7,724,057 (the “’057 Patent”); and U.S. Patent No. 7,058,150 (the “’150 Patent”); (collectively, the “Asserted Patents”);

2. WHEREAS Emulex has counterclaimed for a declaratory judgment that it does not infringe the Asserted Patents and that the Asserted Patents are invalid; and

3. WHEREAS the parties have entered into an agreement dated July 3, 2012 and titled Patent License and Release Agreement, in which each has agreed to dismiss certain allegations relating to the Asserted Patents;

IT IS HEREBY STIPULATED that,

Subject to the Court’s approval, the following claims shall be dismissed with prejudice:

The ’691 Patent:

•	Count Four of Broadcom’s First Amended Complaint for Patent Infringement and Demand for Jury Trial (“Infringement of the ’691 Patent”);

•

The Fourth Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaims to Broadcom’s First Amended Complaint (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 7,471,691”);

The ’500 Patent:

•	Count Five of Broadcom’s First Amended Complaint for Patent Infringement and Demand for Jury Trial (“Infringement of the ’500 Patent”);

2	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

•

The Fifth Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaims to Broadcom’s First Amended Complaint (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 7,450,500”);

Subject to the Court’s approval, the following claims shall be dismissed without prejudice:

The ’194 Patent:

•

Count Six of Broadcom’s First Amended Complaint for Patent Infringement and Demand for Jury Trial (“Infringement of the ’194 Patent”) only with respect to the following products: Zephyr and SOC 442, as those products are currently manufactured or have been manufactured in the past. Such dismissal shall not apply to any other accused product, nor shall it preclude Broadcom from asserting infringement based on the use of any component or portion of Zephyr and/or SOC 442 in any other product.

•

The Sixth Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaims to Broadcom’s First Amended Complaint (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 6,424,194”) only with respect to the following products: Zephyr and SOC 442;

The ’124 Patent:

•

Count Eight of Broadcom’s First Amended Complaint for Patent Infringement and Demand for Jury Trial (“Infringement of the ’124 Patent”) only with respect to the following products: Zephyr and SOC 442, as those products are currently manufactured or have been

3	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

manufactured in the past. Such dismissal shall not apply to any other accused product, nor shall it preclude Broadcom from asserting infringement based on the use of any component or portion of Zephyr and/or SOC 442 in any other product.;

•

The Eighth Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaims to Broadcom’s First Amended Complaint (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 7,486,124”) only with respect to the following products: Zephyr and SOC 442;

The ’057 Patent:

•

Count One of Broadcom’s Complaint for Patent Infringement and Demand for Jury Trial in Case No. 10-CV-3963 (“Infringement of the ’057 Patent”) only with respect to the following products: Zephyr, as that products is currently manufactured or has been manufactured in the past. Such dismissal shall not apply to any other accused product, nor shall it preclude Broadcom from asserting infringement based on the use of any component or portion of Zephyr in any other product;

•

The First Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaim to Broadcom’s Complaint for Patent Infringement and Demand for Jury Trial in Case No. 10-CV-3963 (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 7,724,057”) only with respect to the following products: Zephyr;

The ’150 Patent:

•

Count Eleven of Broadcom’s First Amended Complaint for Patent Infringement and Demand for Jury Trial (“Infringement of the ’150 Patent”) only with respect to the following products: SOC 442, as that product is currently manufactured or has been manufactured in the

4	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

past. Such dismissal shall not apply to any other accused product, nor shall it preclude Broadcom from asserting infringement based on the use of any component or portion of SOC 442 in any other product;

•

The Eleventh Counterclaim of Emulex’s Answer, Affirmative Defenses, and Counterclaims to Broadcom’s First Amended Complaint (“Declaratory Judgment of Invalidity and Non-Infringement of U.S. Patent No. 7,058,150”) only with respect to the following products: SOC 442.

It is further stipulated and agreed between the parties as follows:

(a) The SOC 442 was adjudicated to infringe the ’150 Patent and was included in the original Permanent Injunction. Pursuant to the Patent License and Release Agreement between Broadcom and Emulex (“Agreement”) Emulex is licensed under certain Broadcom patents, including without limitation the ’150 patent, to make, have made, use, sell, offer for sale, and/or import the SOC 442, as that product is currently manufactured or has been manufactured in the past. The parties have jointly agreed to request that the Court amend the Permanent Injunction to remove SOC 442 from the category of ’150 Patent Enjoined Products. In the event that: (1) Emulex uses the SerDes component (or any component not colorably different from the structure found to infringe the ’150 patent) from the SOC 442 in any other product or ; or (2) the Agreement terminates or expires, then (i) Broadcom may petition the Court to amend the Permanent Injunction to reinstate the SOC 442 as a ’150 Patent Enjoined Product under the Permanent Injunction, and (ii) Emulex agrees that it shall not oppose any such petition.

(b) With respect to the Emulex Lancer (i.e. XE201) product, Emulex may make, have made, use, sell, offer for sale, and/or import Lancer only for certain fields of uses explicitly described in the Agreement. Broadcom agrees that Emulex

5	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

activities that are licensed pursuant to the Agreement (within the fields of use) are authorized by Broadcom and therefore Broadcom will not allege that such activities infringe the ’194 Patent, the ’124 Patent, or the ’057 Patent in the April 2013 infringement retrial.

Dated: July 5, 2012	WILMER CUTLER PICKERING HALE AND DORR LLP

By:
Louis W. Tompros
Attorneys for Broadcom

Dated: July 5, 2012	FISH & RICHARDSON P.C.

By:
Jonathan Lamberson
Attorneys for Emulex

6	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

Broadcom Corporation v. Emulex Corporation,

Case Nos. SACV09-1058 JVS (ANx) and SACV 10-03963-JVS (ANx)

PROOF OF SERVICE

Fed. R. Civ. P. 5(b) & L.R. 5-3

I, Jason H. Liss, hereby certify that a copy of the foregoing Joint Stipulation Regarding Injunction Proceedings was served upon the following parties as indicated below on this 5th day of July, 2012.

For Emulex Corporation:

smg@jmbm.com broadcom-emulex@fr.com BroadcomEmulexService@tklaw.com (email addresses for service on Emulex per agreement of the parties)	☐ ☐ ☐ ☒	Via Hand Delivery Via Overnight Courier (1 copy) Via Facsimile Via Electronic Mail (1 copy)

I certify under penalty of perjury that the foregoing is true and correct.

Jason H. Liss

7	JOINT STIPULATION TO DISMISS CERTAIN ALLEGATIONS WITH PREJUDICE

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA, SOUTHERN DIVISION

BROADCOM CORPORATION, Plaintiff, v. EMULEX CORPORATION, Defendant. And Related Counterclaims	CASE No. SACV09-1058 JVS (ANx) consolidated SACV10-3963-JVS (ANx) [PROPOSED] SECOND AMENDED PERMANENT INJUNCTION Hon. James V. Selna

[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

I.	Prohibited Activities

IT IS HEREBY ORDERED that the defendant Emulex Corporation (“Emulex”), any of its subsidiaries, and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with any or all of them who receive actual notice of this Permanent Injunction (all of said individuals and entities being referred to herein as “Enjoined Parties”) are hereby permanently enjoined from infringing or inducing the infringement of claim 8 of U.S. Patent No. 7,058,150 (“Patent”), until the expiration of the patent, by:

(a) making, using, importing, selling, and/or offering to sell in the United States the BladeEngine 2 (“BE2”), BladeEngine 3 (“BE3”), and Lancer (“XE201”) chips, or any device not colorably different therefrom (collectively, the “Enjoined Products”), or any device that includes any Enjoined Product (including, without limitation, Network Adapters, Network Interface Card (“NIC”) devices, Converged Network Adapter (“CNA”) devices, iSCSI Adapter devices, Converged Fabric Controllers, Ethernet Controller devices, and Application Specific Integrated Circuit (ASIC) devices); and/or

(b) assisting others in making, using, importing, selling, and/or offering to sell in the United States any Enjoined Product and/or any device that includes any Enjoined Product, by engaging in activities including, without limitation, the following: (i) advertising, marketing, or otherwise promoting Enjoined Products and/or any device that includes any Enjoined Product; (ii) entering or fulfilling product orders, or setting, determining, or approving terms of sale, for Enjoined Products and/or any device that includes any Enjoined Product; (iii) providing customer service or other technical support relating to Enjoined Products and/or any device that includes any Enjoined Product; (iv) negotiating or entering into licensing, representative, reseller, or distributor agreements relating to Enjoined Products and/or any device that includes any Enjoined Product; (v) developing, designing, manufacturing, or having manufactured products not colorably different than Enjoined Products and/or any device that includes any Enjoined Product;

2	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

(vi) writing, modifying, or updating software for Enjoined Products and/or any device that includes any Enjoined Product; (vii) designing or modifying circuits for use in Enjoined Products and/or any device that includes any Enjoined Product; (viii) writing, modifying, or updating hardware description language code for use in the design or creation of Enjoined Products and/or any device that includes any Enjoined Product; (ix) taping out Enjoined Products; and/or (x) preparing documentation regarding the operation, use, or intended use of any Enjoined Products and/or any device that includes any Enjoined Product.

II.	Sunset Provision

With respect to Enjoined Products and devices that include an Enjoined Product, the injunction against activities listed in paragraphs (a) and (b) above shall be stayed until April 11, 2013, subject to the following limitations:

(a) Within 30 days after the close of each calendar quarter, Emulex shall pay to Broadcom an ongoing royalty, consisting of 9% of the selling price of theEnjoined Product, for sales (i) of Enjoined Products and devices that include an Enjoined Product (ii) in the United States, and (iii) occurring after October 12, 2011 (“Sunset Sales”).

(b) Sunset Sales are permitted only to existing Emulex customers who (i) before October 12, 2011, qualified an Enjoined Product or device that includes an Enjoined Product for use in a particular customer platform; and (ii) before October 12, 2011, placed a firm order for production quantities of that Enjoined Product or device that includes an Enjoined Product for use in that particular customer platform. “Production quantities” are any purchases in excess of those necessary for testing and development. An infringing device sold under the Sunset Provision shall be in substantially the same design configuration as it was on October 12, 2011. Permitted Sunset Sales, if any, shall be specifically and exclusively identified in an Appendix to this Injunction, a draft of which shall be jointly submitted by the parties for the Court’s consideration.

3	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

(c) For each Sunset Sale, Emulex shall obtain from the purchasing customer written certification that the purchased Enjoined Product or device that includes the Enjoined Product shall be used only as specifically and exclusively identified in an Appendix to this Injunction. Such certification shall show the quantity of purchased Enjoined Products or devices that include an Enjoined Product. Within 15 days after the close of each calendar quarter, Emulex shall provide Broadcom with copies of all such certifications obtained during the immediately-preceding quarter.

(d) On or before the 15th day after the close of each calendar quarter, Emulex shall provide Broadcom with reports from which Broadcom can assess the proper royalties owed. Such reports shall provide, for each Sunset Sale made in the previous quarter, at least the following information: (i) identification of the Enjoined Product(s) sold or included in the device sold; (ii) in the case of sale of a device including an Enjoined Product, identification of the form factor in which the device is sold; (iii) the direct customer; (iv) the Emulex and customer identifiers for the Enjoined Product or device including an Enjoined Product sold (i.e., part number, SKU, etc.); (v) with reference to the specific and exclusive list of permitted Sunset Sales in an Appendix to this Injunction, identification of the customer platform for use in which the Enjoined Product or device including the Enjoined Product was sold; (vi) number of units sold; (vii) revenue received by Emulex; and (viii) bill-to, ship-to, and ship-from addresses.

III.	Territorial Limitation

The Enjoined Parties are not prohibited by this Injunction from offering to sell or selling Enjoined Products that are manufactured outside of the United States to customers located outside the United States.

4	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

IV.	Permissible “Design Around” Efforts

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in the design, development, or testing of any product or service which does not infringe the Patent. Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in modification of any Enjoined Product so as to eliminate infringement, nor from engaging in design, development, or testing for said purpose.

V.	Permissible Technical Support

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from providing service or technical support for a Product for which Broadcom is or has been compensated under a jury’s Verdict or for which the sale was permitted under provision II(b) above or provision VI below.

VI.	Other Permissible Activities

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in activities that are expressly authorized in writing by Broadcom. Such activities shall be specifically described in an Appendix to this Injunction.

VII.	Notice

IT IS FURTHER ORDERED that, within 15 days from the date of this signed Permanent Injunction, Emulex shall provide a copy of this Permanent Injunction to its officers, directors, agents, servants, representatives, attorneys, employees, subsidiaries and affiliates, and those persons in active concert or participation with them, including any and all manufacturers, distributors, retailers, service providers, licensees, and other persons who have been, or are reasonably expected to be, directly or indirectly involved

5	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

in the making, using, selling, offering for sale or importing of any Enjoined Product or any device containing any Enjoined Product, including but not limited to any company to which Emulex has previously directly or indirectly sold or offered for sale one or more of the Enjoined Products, and any company to which Emulex intends in the future directly or indirectly to sell or offer for sale one or more of the Enjoined Products.

IT IS FURTHER ORDERED that, within 15 days from the date of this signed Permanent Injunction, Emulex shall file with the Court and serve on all parties a notice stating the names and addresses of each party that it has notified in compliance with this section. Provided however, that Emulex is not required to renotify the parties listed in its April 18, 2012 Notice of Compliance. (Dkt. No. 1107.)

VIII.	Continuing Jurisdiction

The Court specifically retains jurisdiction to enforce, modify, extend, or terminate this Permanent Injunction as the equities may require upon a proper showing, and to adopt procedures for resolution of any dispute whether a product not specifically covered by this Permanent Injunction is more than colorably different from the adjudged infringing products.

Dated:
Hon. James V. Selna Judge, United States District Court

6	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

ADDITION TO APPENDIX (EMULEX)

Pursuant to Section VI of the Permanent Injunction, nothing in the Permanent Injunction shall prohibit Emulex from making, having made, using, selling, offering for sale or importing the Enjoined Products for the limited purposes identified below and set forth in full in the parties’ Patent and License Agreement (the “Agreement”), effective July 3, 2012 and attached hereto as Exhibit 1.

The limited purposes identified below and set forth in full in the Agreement are in addition to those permitted uses specifically identified in Appendix A to this Injunction. The royalty requirements of the Sunset Provision of the Permanent Injunction shall not apply to sales made pursuant to the limited purposes identified below.

Emulex Chip	Permitted Configurations and Uses

[**]	Pursuant to the Agreement, including without limitation Sections 1.14 and 2.1 thereof, Emulex is licensed under certain Broadcom patents, including without limitation the ’150 patent, to make, have made, use, sell, offer for sale, and/or import the [**].

[**]

Pursuant to the Agreement, Emulex may make, have made, use, sell, offer for sale, and/or import [**] only for the following purposes:

(1) Where configured to [**], as set forth in and limited by Sections 1.10, 1.14, 1.21, 2.1, and 2.4 of the Agreement.

(2) [**], as set forth in and limited by Sections 1.9, 1.10, 1.21, 1.25, 1.30, 2.1, and 2.4 of the Agreement. Emulex is not authorized to make, have made, use, sell, offer for sale, and/or import [**] under this subsection.

(3) [**] as set forth in and limited by Sections 1.8, 1.10, 1.21, 2.1, and 2.4 of the Agreement.

(4) [**], as set forth in and limited by Sections 1.10, 1.19, 1.21, 1.23, 2.1, and 2.4 of the Agreement. This section is subject to [**] Section 2.1.1.

Emulex is not authorized to make, have made, use, sell, offer for sale, and/or import [**] for any purpose other than the fields of use explicitly described above and as set forth in and limited by the referenced sections of the Agreement.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Broadcom’s express authorization for these activities is subject to the terms and conditions of the Agreement. In the event of termination or expiration of the Agreement, Broadcom may file a notice with the Court withdrawing its express authorization for the activities described above, in which case the provisions of the Permanent Injunction shall apply to all such activities.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made by and among [                    ] (the “Firm”), with a principal place of business at [            ], and Emulex Corporation, with a principal place of business at 333 Susan Street, Costa Mesa, California 92626 (“Emulex”).

WHEREAS, pursuant to that certain Patent License and Release Agreement by and between Emulex and Broadcom Corporation dated [                    ], the Firm has been engaged to audit certain books and records of Emulex for the purpose of verifying reports prepared by Emulex, as further described in that agreement (the “Audit”); and

WHEREAS, the Emulex wishes to provide, and the Firm wishes to receive, certain confidential information of Emulex in connection with the Audit;

NOW, THEREFORE, it is agreed as follows:

1.	“Confidential Information” means any and all non-public information possessed by Emulex, including without limitation, Emulex’s books and records, technology, developments, designs, data, know-how, roadmaps, contracts, customer lists, and sales and marketing plans. Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than by a breach of this Agreement by the Firm;

(b)	is acquired by the Firm from a third party that is not under an obligation to Emulex not to disclose such information; or

(c)	is known to the Firm prior to the date of this Agreement, or that the Firm develops independently without use of the Confidential Information; or

provided that, the Firm shall bear the burden of proving that any information marked as confidential falls into one of the excluded categories listed above.

2.

The Firm agrees to keep confidential the Confidential Information and prevent its disclosure to any unauthorized persons, including Broadcom Corporation, its affiliates, and their respective officers, directors, and employees. The Firm shall disclose the Confidential Information only to those personnel at the Firm who have a need to know such information to perform the Audit and shall use the Confidential Information solely for the purpose of performing the Audit. The Firm shall have the right to disclose the results of such Audit, its findings regarding the accuracy or inaccuracy of the reports prepared by Emulex for Broadcom and reasonable detail as to any inaccuracy thereof to Broadcom Corporation. The Firm shall not be liable to Emulex for an accidental or inadvertent disclosure of Confidential Information, if the disclosure occurs notwithstanding the Firm’s use of reasonable measures to maintain the confidentiality of the Confidential Information and in any case those measures it used to maintain the confidentiality of its own information and the information of

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

its clients. The Firm will show this Agreement to its personnel having access to the Confidential Information or otherwise notify such personnel regarding its obligations hereunder and will be responsible for any breach of this Agreement by its personnel.

3.	Notwithstanding anything to the contrary in this Agreement, the Firm may disclose Confidential Information as may be required by law, statute, rule or regulation, including any subpoena or other similar form of process. The Firm will provide Emulex with prompt notice of any request that the Firm disclose Confidential Information (so long as such notice is not prohibited by law), so that Emulex may object to the request or seek an appropriate protective order. It is understood and agreed that any objection by Emulex to such a request shall not affect the Firm’s obligations to produce materials called for by appropriate legal process.

4.	The Firm may keep only such copies of Emulex’s Confidential Information that are necessary to comply with applicable professional standards. Any copies of Emulex’s Confidential Information so kept shall be protected in accordance with the provisions of Section 2 of this Agreement and shall be retained and destroyed in accordance with (a) the Firm’s standard document retention policies and (b) the terms of this Agreement. Upon conclusion of the Firm’s engagement, if Emulex requests in writing the Firm shall return the Confidential Information to Emulex.

5.	The Firm recognizes the confidential and proprietary nature of the Confidential Information and acknowledges that, in the event it is determined by a court that a breach of the confidentiality provisions of this Agreement has occurred or is likely to occur, Emulex may suffer irreparable harm. Accordingly, Emulex shall be entitled to seek preliminary and permanent injunctive relief in the event of a breach or threatened breach of this Agreement, as well as all other applicable remedies at law or equity.

6.	The Firm’s confidentiality obligations under this Agreement will terminate ten years from the date set forth below.

7.	This Agreement shall be governed and construed pursuant to the laws of the State of California, without giving effect to its conflict-of-laws principles.

8.	This Agreement constitutes the sole agreement between the parties relating to the subject matter hereof, and terminates and supersedes any and all prior agreements, arrangements, and understandings between the parties as to such subject matter.

9.	This Agreement may not be modified, altered, or amended except in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have signed this agreement as of the         day of [                    ].

By:		By:
	Emulex Corporation		[ ]

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT D

PRESS RELEASE

Broadcom and Emulex Reach Partial Settlement and Worldwide Patent Agreement

Emulex Agrees to Pay Broadcom a Release and License Fee

IRVINE, Calif. – July xx, 2012 – Broadcom Corporation (NASDAQ:BRCM) and Emulex Corporation (NYSE:ELX) today announced that the companies have entered into a partial settlement and worldwide patent license agreement relating to the patent litigation in the U.S. Federal District Court in Santa Ana, California. The agreement will result in the dismissal of certain of Broadcom’s infringement claims. Emulex also receives a license to U.S. Patents Nos. U.S. Patents Nos. 7,471,691; 7,058,150; 6,424,194 and related families for certain fields of use including Fibre Channel applications. The fields of use licensed to Emulex are related, in part, to the Emulex XE201 (Lancer) ASICs, that is capable of Fibre Channel and Ethernet, 16Gbps Fiber Channel HBAs, Fibre Channel SOCs and other FC products. Emulex will pay to Broadcom a release and license fee of $58 million in cash.

Additional terms of the agreement include, among other elements:

•	Emulex agreed to provide certain rights to Broadcom protecting it from Emulex patent assertions;

•

The Emulex products are licensed to Emulex for the permitted fields of use, and are licensed to be purchased by Emulex’s customers worldwide, and are licensed to be made for Emulex by Emulex’s suppliers.

The remainder of the existing litigation between the parties regarding certain of Broadcom’s U.S. Patents was not dismissed. Other terms of the agreement are confidential.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

About Emulex

Emulex, the leader in converged networking solutions, provides enterprise-class connectivity for servers, networks and storage devices within the data center. The company’s product portfolio of Fibre Channel host bus adapters, 10Gb Ethernet network interface cards, Ethernet-based converged network adapters, controllers, embedded bridges and switches, and connectivity management software are proven, tested and trusted by the world’s largest and most demanding IT environments. Emulex solutions are used and offered by the industry’s leading server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, Hitachi Data Systems, HP, Huawei, IBM, NEC, NetApp and Oracle. Emulex is headquartered in Costa Mesa, Calif., and has offices and research facilities in North America, Asia and Europe. More information about Emulex (NYSE:ELX) is available at www.Emulex.com.

About Broadcom

Broadcom Corporation (NASDAQ: BRCM), a FORTUNE 500® company, is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments. With the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions, Broadcom is changing the world by Connecting everything®. For more information, go to www.broadcom.com.

Cautions regarding Forward Looking Statements:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. These forward-looking statements speak only as of the date of this release and we undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Broadcom, the pulse logo, Connecting everything, and the Connecting everything logo and are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

Emulex Contacts
Media	Investor Relations
Katherine Lane	Frank Yoshino
Director, Corporate Communications	Vice President, Finance
714-885-3828	714-885-3697
katherine.lane@emulex.com	frank.yoshino@emulex.com

Contacts
Media	Investor Relations
Donnelle Koselka	Chris Zegarelli
Director, Corporate Communications	Director, Investor Relations
949-926-3248	949-926-7567
dkoselka@broadcom.com	czegarel@broadcom.com